STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“this Agreement”) is made and entered into as of October 31, 2008, by and between TRILOGY CAPITAL PARTNERS, INC., a California corporation ("Buyer") and CCM MASTER QUALIFIED FUND, LTD. (“Seller”) with reference to the following facts:

A. Seller is the owner of the following securities (collectively, the “Securities”) of ARTISTdirect, Inc.:

1. 395,468 shares of common stock;

2. 433,333 warrants to purchase common stock at $2.00 per share at any time prior to July 28, 2010, subject to an ownership limitation of 9.99%;

3. 691,935 warrants to purchase common stock at $1.43 per share at any time prior to July 28, 2010, subject to an ownership limitation of 9.99%; and

4. $12,380,000 par value subordinated convertible debt, four percent interest rate, convertible into common stock at $1.55 per share at any time prior to July 28, 2009, subject to an ownership limitation of 9.99%.

B. Seller desires to sell the securities to Buyer, and Buyer desires to purchase the securities from Seller, all on the term and conditions set forth below.

With reference to the foregoing facts and in reliance thereon, the parties hereto hereby agree as follows:

1. Sale of the Securities. Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, free and clear of any lien or other encumbrance, good and marketable title to all of the Securities. The effective date of the purchase and sale is October 31, 2008.

2. Purchase Price. The Purchase Price for the Securities shall be $100.00, which Purchase Price has been paid to Seller concurrently with the execution of this Agreement, and Seller acknowledges receipt thereof. The Securities shall be delivered to Buyer with a stock power of assignment in favor of Buyer endorsed by Seller attached thereto. Seller agrees to execute all instruments and documents necessary to evidence, document and cause the transfer of the Securities to Buyer.

3. Representations of Seller. As a material consideration to Buyer to agree to purchase the Securities from Seller, Seller warrants and represents to Buyer as follows:

(a) Seller has good and marketable title to the Securities and no other person or entity has any interest in or rights to the Securities.

(b) At the time of purchase, Buyer shall acquire good and marketable title to the Securities, free and clear of any lien, claim or encumbrance, and no other person or entity will have any rights to or interest in the Securities.

(c) The common stock portion of the Securities consists of free trading shares.

4. Representation of Buyer. As a material consideration to Seller to agree to sell the Securities to Buyer, Buyer warrants and represents to Seller as follows:

(a) Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Buyer is acquiring the Securities for investment purposes, with no intention of distributing or reselling any of the Securities or any interest therein.

5. Miscellaneous.

(a)  Notices - All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of delivery if delivered by overnight delivery service or facsimile or (iii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid. Any notice to be given to either party shall be addressed to such party at the address set forth beneath such party’s signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to him.

(b) Effect of Headings - The subject headings in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(c) Entire Agreement; Modification - The making, execution and delivery of this Agreement have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement constitutes the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to by reference herein. This Agreement supersedes all prior and contemporaneous negotiations, agreements, representations, warranties and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

(a) Severability and Governing Law - Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement. This Agreement is made and entered into at Los Angeles, California and the laws of said State shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for the County of Los Angeles or the United States District Court for the Central District of California. Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be affected in the manner provided for delivery of notices set forth above.

(b) Parties in Interest - Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(c) Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

	“Seller”		“Buyer”

	CCM Master Qualified Fund, Ltd.		Trilogy Capital Partners, Inc.

By:	/s/ Clint Coghill	By:	/s/ Robert S. Rein
	Clint Coghill, Director		Robert S. Rein, Vice Chairman

Name and Address:
Name and Address:
	c/o Coghill Capital Management LLC		Robert S. Rein
	1 N. Wacker Drive, Suite 4350		1901 Avenue of the Stars, Suite 1060
	Chicago, IL 60606		Los Angeles, CA 90067